Founders Agreement

This Founders Agreement (this "**Agreement**") is entered into as of December 20, 2004, by and between the persons and entities whose names and addresses are set forth on Schedule I hereto (each a "**Founder**" and collectively, the "**Founders**").

WHEREAS, the Founders desire to establish a company under the laws of the State of Israel to engage in the research, development and sale of semiconductor products (the "**Company**"); and

WHEREAS, the Founders desire to set forth in writing the terms applicable to the establishment and management of the Company;

THEREFORE, in consideration of their mutual and respective undertakings and covenants herein contained, the Founders hereto hereby agree as follows:

1. Interpretation

1.1. The Recitals and Schedules hereto consist an integral part hereof.

1.2. The headings of the Sections and Subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

2. Incorporation

2.1. As soon as possible after the execution of this Agreement, the Founders shall incorporate the Company. The name of the Company shall be "CeRoma Ltd." or such other name as the Founders shall agree upon and the applicable authorities shall allow.

2.2. Immediately after the incorporation of the Company, the Company shall execute and become a party to this Agreement.

2.3. The Company's Articles of Association (the "**Corporate Documents**") shall be revised to reflect the principles set forth herein). In case of any conflict between the provisions of this Agreement and the Corporate Documents, the provisions of this Agreement shall prevail in the relationship between the parties hereto and the parties shall act to amend the Corporate Documents accordingly.

3. Capitalization

3.1. Upon incorporation of the Company, the registered capital of the Company shall be NIS 100,000, divided into 10,000,000 Ordinary Shares par value NIS0.01 each (the "**Ordinary Shares**"). Each Ordinary Share shall entitle its owner to receive notices of, and to attend, general meetings of the shareholders, and to one vote in any vote at the general meeting; and to receive its part of any declared dividend paid by the Company, or of the Company's remaining assets in the event of winding up or liquidation of the Company (in each case, proportionally to the number of shares outstanding and the amounts paid by each shareholder on account of its shares, if not paid in full, before calls for payment were made).

3.2. Upon incorporation, Mr. Udi Steigman will initially hold all issued shares of the Company in trust for all the Founders. The Founders' beneficial ownership interest in the shares held by Mr. Steigman shall be as set forth opposite their name on Schedule I. At any time, a Founder shall have the right to require Mr. Steigman to transfer to such Founder such number of shares that represents the Founder's beneficial ownership interest. The shares held by Mr. Steigman

in trust for the Founders shall be voted by Mr. Steigman in accordance with the written instructions of the other Founders, each with respect to its proportional portion of the shares. Mr. Steigman shall not be entitled to make any disposition or transaction with respect to any shares it holds in trust.

4. Board of Directors

4.1. Initially, the board of directors (the "**Board**") shall include only Mr. Steigman. At any time, the Founders holding the majority of the beneficial ownership interest of the Company (the "**Majority Founders**") may decide to increase the size of the board and determine the manner of election of additional directors, and Mr. Steigman shall vote the shares held by him to effect such decision.

4.2. Any decision of the Board involving the making of a commitment by the Company or incurring any liability or debt not in the ordinary course of business or the issuing of any securities shall require the written consent of the Majority Founders.

5. Bookkeeping and Accounting; Information Rights; Bank Account; Signatory Rights

5.1. The Company shall keep books and conduct accounting in accordance with the provisions of applicable law. The Company's books, as well as letters, documents and any papers related to the Company and pertaining to its affairs shall be kept at the place of business of the Company or at such other location as the Founders may agree in writing.

5.2. The Founders shall be entitled to receive from the Company annual audited financial statements and quarterly financial statements, when delivered to the other shareholders of the Company.

5.3. The Company shall open and maintain a bank account according to a resolution of the Board, into which all income and receipts of the Company will be deposited and from which all expenses of the Company will be paid. Signature rights on behalf of the Company, in general and specifically in the Company's bank accounts, shall be as decided by the Majority Founders.

6. Funding

6.1. The Company shall bear all the expenses and costs associated with the Company's incorporation and the expenses of its initial operation of business. The Founders have no further financial commitment to the funding of the Company other than that set forth in this Agreement.

7. No Sale; Right of First Refusal

7.1. Absent the written consent of the Majority Founders, no Founder shall be entitled to sell, transfer, assign, pledge or otherwise dispose of (a "**Transfer**") more than 10% of his shares or beneficial interest in the Company prior to the second anniversary of the establishment of the Company; thereafter each Founder shall be entitled to Transfer only up to 25% of such Founder's shares in the Company until the consummation of an IPO, a merger or the sale of all or substantially all of the Company's shares or assets.

7.2. For clarity, a Founder shall be entitled to Transfer up to 10% of his shares at any time, free of the above restrictions

7.3. The limitations set forth in Section 7.1 above shall not apply to a Transfer by a Founder to: (i) with regard to any Founder which is a corporate entity, any entity owning a majority interest

(51%) in such Founder, majority owned by it (51%) or under common ownership (100%) with it, and (ii) with regard to any Founder which is an individual, his or her family members of first degree or a corporation fully owned by him or such family members (each, a **"Permitted Transferees"**)

7.4. The shareholders of the Company shall have a right of first refusal in respect of any proposed Transfer of shares in the Company that is permitted hereunder, as shall be set forth in the Corporate Documents.

8. Covenants

8.1. Each Founder undertakes to make his best efforts to promote the business of the Company, in coordination with the other Founders.

9. Non Competition; Confidentiality

9.1. Each of the Founders agrees and undertakes that, so long as the Founder : (i) is employed with the Company or any of its subsidiaries (whether as an employee or a consultant) or serves as a director or officer of the Company or any of its subsidiaries or is entitled to appoint a Director or an officer of the Company, or (ii) holds, beneficially or of record, at least 5% of the issued and outstanding capital stock of the Company, for a period of 12 months after the conditions (i) and (ii) above cease to be true, the Founder shall not and (in the case of a corporate Founder, its shareholders shall not) directly or indirectly, as owner, partner, joint venturer, shareholder, employee, broker, agent, principal, corporate officer, director, licensor or in any other capacity whatever engage in, become financially interested in, be employed by, or have any connection with any business or venture that is engaged in any activities directly competing with the business of the Company; provided, however, that each of the Founders may own securities of any corporation which is engaged in such business and is publicly owned and traded but in an amount not to exceed at any one time one percent (1%) of any class of stock or securities of such corporation, so long as the Founder has no active role in the publicly owned and traded corporation as director, employee, consultant or otherwise.

9.2. Each of the Founders agrees and undertakes, without limitation, to keep in strict confidence and not to use for any other purpose whatsoever, any and all confidential information relating, in any way, to the Company (for avoidance of doubt, including any such information of any subsidiary of the Company), whether oral or written, including without limitation know-how, trade secrets, unpublished information, concepts, techniques, processes, methods, systems, designs, computer programs, formulas, development or experimental work, work in progress, inventions, cost data, marketing plans, product plans, business strategies, financial information, forecasts, personnel information and customer or supplier lists. Confidential information excludes information which: (a) was already in the possession of the Founder prior to its receipt hereunder (except if such Founder has assigned or transferred to the Company such information), (b) is or becomes part of the public domain by reason of acts not attributable to the applicable Founder; (c) is or becomes available to the applicable Founder without restriction from a source other than hereunder which source, to the best of such Founder's knowledge, has rightfully obtained such information and has no obligation of nondisclosure or confidentiality to the Company with respect thereto; (d) has been independently developed by the applicable Founder without breach of this Agreement or use of any confidential information of the Company (except if such Founder has assigned or transferred to the Company such information); or (e) has been or must be publicly disclosed by reason of legal or regulatory requirements beyond the reasonable control, and despite the reasonable efforts of the applicable Founder; provided that such Founder uses diligent efforts

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to limit disclosure and to obtain confidential treatment or a protective order and promptly notifies the Company of such legal or regulatory requirements.

10. Settlement of Conflicts

10.1. All matters relating to the validity, interpretation, implementation and enforcement of this Agreement, and the right, duties and obligations of the Founders pursuant hereto, shall be submitted to a single agreed upon arbitrator in Israel, which shall conduct the proceedings in Tel-Aviv.

10.2. The arbitrator shall conduct the proceedings in the Hebrew language, in accordance with substantive provisions of the Israeli law, will have to justify its award, but shall not be bound by procedural provisions of law.

10.3. Founders hereby give their undertaking not to unreasonably withheld any changes required by future investors and /or strategic partners of the company.

11. Miscellaneous

11.1. This Agreement embodies the entire agreement between the Founders and supersedes all other agreements or understandings between the Founders in connection with the subject matter hereof.

11.2. This Agreement cannot be modified, supplemented or rescinded except by a writing signed by the Majority Founders.

11.3. The laws of the State of Israel, without giving effect to conflict of law rules, shall govern the interpretation and enforcement of this Agreement.

11.4. In the event that any of the provisions of this Agreement shall be held by a court or other body of competent jurisdiction, to be unenforceable, the remaining portions of this Agreement shall remain in full force and effect, providing that in such event the Founders agree to negotiate, in good faith, a substitute, enforceable provision which most nearly effects the Founders' intent in entering into this Agreement.

11.5. The failure of the Founders to insist upon strict performance of any of the terms and conditions hereto, or a delay in the exercising of any of its remedies shall not constitute a waiver of any rights to insist upon future strict performance or the right to exercise any or all of the remedies.

11.6. None of the Founders shall be entitled to assign, transfer, mortgage or otherwise dispose of any of its rights and/or obligations hereunder, in whole or in part, except with the other Founders' prior written consent. Any assignment without prior written consent shall be void.

11.7. All notices to be given pursuant to this Agreement shall be in writing, and shall be deemed to have been duly given if hand delivered to such party's designated representative, or mailed, postage prepaid, by registered mail, or faxed, to the addresses set forth above, as shall be changed from time to time by a written notice pursuant hereto.

11.8. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and enforceable against the Founders actually executing such counterpart, and all of which together shall constitute one and the same instrument.

[Founders' signature page to follow]

IN WITNESS WHEREOF the Founders have signed this Agreement as of the date first hereinabove set forth.

Tan Capital Advisors Limited

Judith Tan

Peter Hilton

Ehud Steigman

E. Steig

Itzhak Levi

Anthony S. Walton

Stephen Grist

Uri Avimor

Consigo Consulting Ltd.

WE AGREE AND CONFIRM:

U. Steig

The Company

CeRoma Ltd.

513631606 ח.פ

Schedule I - List of Founders

Name	*ID Number*	*Address*	*Ownership Interest (shares)*
Tan Capital Advisors Ltd.	E32686	Suite 2B, Mansion House, 143 Main Street, Gibraltar	259,900
Peter Hilton	031137926	71 Rathcoole Gardens, London N8 9NE, United Kingdom	259,900
Anthony S. Walton	094177843	11 Garth Square, Bracknell, BERKS, RG42 2HA, United Kingdom	259,900
Stephen Grist	094276045	39 Woodend Drive, Ascot, BERKS, SL5 9BD, United Kingdom	207,920
Ehud Steigman	055578975	46 Inbar Street, Caesarea. 38900	259,900
Uri Avimor	56613359	Moshav Bnei Zion POB 280, 60910	207,920
Itzhak Levi	054192968	18 Yahalom Street, Caesarea, 38900	207,920
Consigo Consulting Ltd.	05215759	Hillside House, 2/6 Friern Park, London N12 9BY	259,900

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